EXHIBIT 99(b)

                                 PROMISSORY NOTE

Executed as of the 28th day of June, 2004

Amount: $25,000,000                                          Due: June 28, 2005

      A. LOANS, INTEREST RATE, FEES. FIRSTBANK CORPORATION, a Michigan corporation ("Borrower"), with its address at 311 Woodworth Avenue, Alma, Michigan 48801, for value received, promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION (hereinafter, together with any holder hereof, called "Bank"), at the main office of the Bank located at 135 South LaSalle Street, Chicago, Illinois 60603, the principal amount of TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000) or if less, the aggregate unpaid principal amount outstanding under this Promissory Note (this "Note") on June 28, 2005 (the "Maturity Date"), plus interest payable on September 28, 2004, December 28, 2004, and March 28, 2005, with a final payment of the outstanding principal balance under this Note plus all accrued interest on the Maturity Date. Principal borrowed hereunder may be repaid and reborrowed.

      The unpaid principal amount hereof shall bear interest from the date hereof until the Maturity Date, at the option of the Borrower at: (a) the "Prime Rate", which at any time, and from time to time, shall be the rate of interest then most recently announced by the Bank as its Prime Rate, which is not necessarily the Bank's lowest or most favorable rate of interest at any one time (the "Prime Rate") or (b) the LIBOR Rate (as hereinafter defined) for the "Interest Period" (as hereinafter defined) then in effect plus two and twenty five hundredths percent (2.25%). The Prime Rate and the LIBOR Rate shall be computed on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed, unless otherwise specified herein.

      In addition to calculations of the Prime Rate as provided above, in the event that the Prime Rate announced is, from time to time hereafter, changed, adjustment in the Prime Rate shall be made on the effective date of such change in the Prime Rate. The Prime Rate, as adjusted shall apply to all obligations and liabilities of the Borrower hereunder (except as provided above with respect to "LIBOR Rate Loans" (as hereinafter defined)) owed on the date on which the adjustment is made and shall also apply to all obligations and liabilities of the Borrower hereunder owed during succeeding months until the Prime Rate is adjusted again. Bank shall use reasonable efforts to notify the Borrower of each change in the Prime Rate as soon as practicable, but the Borrower's obligation to pay all interest at the Prime Rate and "Default Interest Rate" (as hereinafter defined) as provided in this Note shall not be affected by, nor shall Bank have any liability for, any failure to so notify the Borrower. In no event shall the Prime Rate, LIBOR Rate, or the Default Interest Rate exceed the highest applicable rate permitted by law ("Maximum Rate"). If, in any month, the Prime Rate, LIBOR Rate, or the Default Interest Rate absent such limitation, would have exceeded the Maximum Rate, then the Prime Rate, LIBOR Rate, or the Default Interest Rate for that month shall be the Maximum Rate, and if in future months, the Prime Rate, LIBOR Rate, or the Default Interest Rate would otherwise be less than the Maximum Rate, then to the extent permitted by applicable law, the Prime Rate, LIBOR Rate, or the Default Interest Rate shall remain at the Maximum Rate until

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such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate.

      "LIBOR Rate", which shall mean a per annum rate of interest equal to the offered rate for deposits in United States dollars for a period equal to such Interest Period (as such term is defined below) as published in Bloomberg's LIBOR BBA US Dollar Fixing Report at approximately 11:30 a.m. (London time) two Business Days prior to the first day of such Interest Period, such rate to remain fixed for the applicable Interest Period. "Interest Period" shall mean a three month period (except that the first and last periods of the Loan may be less than a three month period) as selected by the Borrower by notice given to the Bank not less than three banking days prior to the first day of each respective Interest Period; provided that: (i) the final Interest Period shall be such that its expiration occurs on or before the Maturity Date; and (ii) in the absence of an election to the contrary, any LIBOR Loan shall be renewed at the conclusion of a given Interest Period for another Interest Period as a LIBOR Loan. Interest on each LIBOR Loan shall be payable on the 28th day of each September, December and March and the Maturity Date, or after maturity on demand.

      Subject to the provisions of this Note, the Borrower shall have the option
(i) as of any date, to convert all of a Prime Rate Loan to, or request that a new Loan be made as, a LIBOR Rate Loan (if Borrower requests a new advance under this Note as a LIBOR Rate Loan, the interest rate shall be fixed at the same rate as any existing LIBOR Rate Loans under this Note for the then remaining portion of the applicable Interest Period), (ii) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Rate Loan as a LIBOR Rate Loan; (iii) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans to a Prime Rate Loan; and
(iv) at any time, to request new advances as Prime Rate Loans; provided, that advances hereunder may not be continued as or converted to a LIBOR Rate Loan, if the continuation or conversion thereof would violate any of the provisions of this Note or if an Event of Default has occurred and is continuing.

      Bank's determination of LIBOR as provided above shall be conclusive, absent manifest error. Furthermore, if Bank determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (i) U.S. Dollar deposits of sufficient amount and maturity for funding the advances hereunder are not available to Bank in the London Interbank Eurodollar market in the ordinary course of business, or
(ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by the Borrower to be LIBOR Rate Loans or the Loans bearing interest at the rates set forth in this paragraph shall not represent the effective pricing to Bank for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Bank shall promptly notify the Borrower and (x) all existing LIBOR Rate Loans shall convert to Prime Rate Loans upon the end of the applicable Interest Period, and (y) no additional LIBOR Rate Loans shall be made until such circumstances are cured.

      If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Bank or its lending offices (a "Regulatory Change"), shall, in the opinion of


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counsel to Bank, make it unlawful for Bank to make or maintain LIBOR Rate Loans, then the Bank shall promptly notify the Borrower and (i) the LIBOR Rate Loans shall immediately convert to Prime Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and
(ii) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

      If any Regulatory Change (whether or not having the force of law) shall
(i) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Bank;
(ii) subject Bank or the LIBOR Rate Loans to any Tax ("Tax" shall mean in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required (i) to be paid by Bank and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by the Borrower to Bank; provided, that the term "Tax" shall not include any taxes imposed upon the net income of Bank) or change the basis of taxation of payments to Bank of principal or interest due from the Borrower to Bank hereunder (other than a change in the taxation of the overall net income of Bank); or (c) impose on Bank any other condition regarding the LIBOR Rate Loans or Bank's funding thereof, and Bank shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Bank of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Bank hereunder, then the Borrower shall pay to Bank, on demand, such additional amounts as Bank shall, from time to time, determine are sufficient to compensate and indemnify Bank from such increased cost or reduced amount.

      Bank shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Tax. If (1) Bank shall be subject to any Tax in respect of any LIBOR Rate Loans or any part thereof or, (2) the Borrower shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Rate Loans shall be adjusted by Bank to reflect all additional costs incurred by Bank in connection with the payment by Bank or the withholding by the Borrower of such Tax and the Borrower shall provide Bank with a statement detailing the amount of any such Tax actually paid by the Borrower. Determination by Bank of the amount of such costs shall be conclusive, absent manifest error. If after any such adjustment any part of any Tax paid by Bank is subsequently recovered by Bank, Bank shall reimburse the Borrower to the extent of the amount so recovered. A certificate of an officer of Bank setting forth the amount of such recovery and the basis therefor shall be conclusive, absent manifest error.

      No more than one (1) Interest Period may be in effect with respect to outstanding LIBOR Rate Loans at any one time. In the event Borrower desires to borrow additional funds during which a LIBOR Loan is owing to Bank, Borrower may request additional LIBOR Loans, but such request shall be at the same interest rate already in effect for the then existing LIBOR Loan and any such requested advances shall be paid at the end of the applicable Interest Period. Additional advances made under this provision may be for Interest Periods less than three months.

      The Borrower shall indemnify Bank against any loss, fee, claim, damage, liability or expense which Bank may sustain or incur (including, but not limited to, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain an advance or any part thereof as a LIBOR Rate


                                      -3-
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Loan) as a consequence of (i) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in this Note,
(ii) any failure by the Borrower to borrow hereunder after notice of borrowing pursuant to this Note has been given, (iii) any payment, prepayment or conversion of a LIBOR Rate Loan required by any other provision of this Note or otherwise made on a date other than the last day of the applicable Interest Period, (iv) any Regulatory Change, (v) or the occurrence of any Event of Default. Such loss or reasonable expense shall include, without limitation, an amount equal to (1) the excess, if any, as reasonably determined by Bank of its cost of obtaining the funds for the advance being paid, prepaid or converted or not borrowed (based on the Libor Rate applicable thereto) for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such advance (or, in the case of a failure to borrow, the Interest Period for such advance which would have commenced on the date of such failure to borrow) over the amount of interest (as reasonably determined by Bank) that could be realized by Bank in re-employing during such period the funds so paid, prepaid or converted or not borrowed, or (2) any loss of yield or cost due to a Regulatory Change. A certificate of Bank setting forth any amount or amounts which Bank is entitled to receive pursuant hereto shall be conclusive absent manifest error.

      Notwithstanding any other provision of this Note, Bank shall be entitled to fund and maintain its funding of all or any part of its advances in any manner it sees fit, it being understood, however, that for the purposes of this Note all determinations hereunder shall be made as if Bank had actually funded and maintained each LIBOR Rate Loan through the purchase of deposits in the interbank market having a maturity corresponding to such LIBOR Rate's Interest Period and bearing an interest rate equal to the Libor Rate for such Interest Period.

      Interest after maturity (whether by reason of acceleration or otherwise) shall be paid on the unpaid balance at the rate equal to the sum of (a)(i) two percent (2%) plus (ii) the Prime Rate (the "Default Interest Rate").

      The following definitions shall apply to the interest rate provisions of this Note:

      "Banking Day" shall mean any other day other than a Saturday, a Sunday or
(i) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England or Chicago, Illinois are required or permitted to close, and (ii) with respect to all other matters, any day that banks in Chicago, Illinois are required or permitted to close.

      B. PREPAYMENT, PAYMENT. This Note may be prepaid in whole or in part without premium or penalty; provided, however, no portion of a LIBOR Rate Loan shall be prepaid on a date other than the last day of an applicable Interest Period.

      The Borrower hereby authorizes the Bank to charge any account of the Borrower for all sums due hereunder. Principal payments submitted in funds not available until collected shall continue to bear interest until collected. If payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Illinois, the


                                      -4-
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due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon at the rate specified during such extension.

      C. ADVANCES. This Note evidences a revolving line of credit under which Borrower is indebted to Bank and evidences the aggregate unpaid principal amount of all advances made or to be made by Bank to Borrower under the Note. The Borrower shall be permitted to borrow, repay and reborrow under this Note such sums as the Borrower may request under Section C hereunder. All advances and repayments hereunder shall be evidenced by entries on the books and records of Bank which shall be presumptive evidence of the principal amount and interest owing and unpaid on this Note, or any renewal or extension hereof. The failure to so record any such amount or any error so recording any such amount shall not, however, limit or otherwise affect the obligations and liabilities of the Borrower hereunder (the "Obligations") or under any note to repay the principal amount of the Obligations together with all interest accruing thereon.

      Each request by the Borrower for an advance shall be delivered to the Bank by a written notice or facsimile ("Borrowing Notice") of any person whose authority to so act has not been revoked by the Borrower, on or before 2:00 p.m. (Chicago time), on the day an advance is to be made, if a Prime Rate Loan, or on or before 11:00 a.m. (Chicago time) two (2) Banking Days prior to the date an advance is to be made, if a LIBOR Rate Loan, and shall be accompanied by a designation whether the advance is to be a LIBOR Rate Loan or a Prime Rate Loan, and if such advance is to be a LIBOR Rate Loan, the Interest Period with respect thereto. If such request for an advance is received by Bank before 2:00 p.m. (Chicago time) on the day a Prime Rate Loan is to be made or before 11:00 a.m. (Chicago time) two (2) Banking Days prior to the date a LIBOR Rate Loan is to be made, subject to the other terms and conditions of this Note, the Bank will make such advance on the applicable day on which such advance is to be funded hereunder, subject to any delays beyond Bank's reasonable control, provided that Bank shall not be liable for any damages or liabilities for the failure to so make any advance on the day requested unless such failure was due to Bank's gross negligence or wilful misconduct. If no election as to the type of advance is specified in any such Borrowing Notice by the Borrower, then such advance shall be a Prime Rate Loan. Each request for a Prime Rate Loan shall be in a minimum amount of $10,000. Notwithstanding anything contained in this Note to the contrary, each request for a LIBOR Rate Loan shall be in a minimum amount of $500,000 and in minimum increments of $100,000.

      Any such advances shall be conclusively presumed to have been made by Bank to or for the benefit of the Borrower. The Borrower does hereby irrevocably confirm, ratify and approve all such advances by Bank and does hereby indemnify Bank against losses and reasonable expenses (including court costs, attorneys' and paralegals' fees) and shall hold Bank harmless with respect thereto.

      D. COLLATERAL. Pursuant to the Pledge Agreement and Security Agreement dated as of May 30, 2003, the Borrower has assigned, transferred, pledged and delivered to the Bank as collateral for all of the Borrower's obligations hereunder, 100% of the capital stock of Firstbank-Alma, Firstbank (Mt. Pleasant) and Firstbank-West Branch (hereinafter collectively referred to as the "Subsidiaries").


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      E. COVENANTS. The Borrower hereby covenants and agrees with Bank that, until the Obligations of the Borrower to the Bank have been satisfied and discharged in full, the Borrower will comply with the following covenants, unless the Bank shall give its prior written consent to the contrary: (1) the shares of the Subsidiaries pledged to the Bank by the Borrower shall at all times constitute not less than 100% of the outstanding capital stock of each of said banks; (2) the Borrower shall cause to be furnished to the Bank: (a) as soon as practicable, and in no event later than forty-five (45) days after the end of each of the first three calendar quarterly periods of the Borrower, a copy of the balance sheet, profit and loss statement, surplus statement and any supporting schedules prepared in accordance with GAAP; and all financial statements, including, but not limited to, all call reports of the the Borrower, filed with any state or federal bank regulatory authority; (b) as soon as practicable, and in no event later than one hundred twenty (120) days after the end of each fiscal year, a copy of: the consolidated balance sheets as of the end of such year and of the consolidated profit and loss and surplus statements for the Borrower and its subsidiaries prepared by an independent certified public accounting firm reasonably satisfactory to the Bank, and accompanied by an unqualified opinion; and all financial statements and reports, including, but not limited to call reports and annual reports, filed annually with state or federal regulatory authorities ; (3) as soon as practicable, and in no event later than forty-five (45) days after the end of each accounting quarter, a call report on the Subsidiaries as of the end of such period, which call report shall include all schedules sent to the appropriate regulatory agencies, including an income statement, balance sheet, and surplus statement, setting forth in each case in comparative form figures for the corresponding period in the previous fiscal year (to the extent comparative figures are available) all in reasonable detail and certified by a principal financial officer of the applicable Subsidiary that the statements fairly present the financial condition of such bank as of the balance sheet date and the results of its operations for the period shown; (3) maintain such capital as is necessary to cause the the Borrower to be well capitalized in accordance with the regulations of the Board of Governors of the Federal Reserve System ("FRS") and any requirements or conditions that the FRS has or may impose on the Borrower; (4) maintain such capital as is necessary to cause the Subsidiaries, on a consolidated basis, to be classified as a "well capitalized" institution in accordance with the regulations of the Federal Deposit Insurance Corporation ("FDIC"), currently measured on the basis of information filed by such subsidiaries in its quarterly Consolidated Report of Income and Condition (the "Call Report") as follows: (a) Total Capital to Risk-Weighted Assets of not less than 10%; (b) Tier 1 Capital to Risk-Weighted Assets of not less than 6%; and (c) Tier 1 Capital to average Total Assets of not less than 5% (for the purposes of this subsection (c) the average Total Assets shall be determined on the basis of information contained in the preceding four (4) Call Reports);

      F. EVENTS OF DEFAULT. The Borrower, without notice or demand of any kind, shall be in default hereunder if: (1) any amount payable on any of the Obligations is not paid within ten (10) days after written notice thereof from Bank to the Borrower; or (2) the Borrower shall otherwise fail to perform any of the promises to be performed by the Borrower hereunder or under any other security agreement, pledge agreement or other agreement with Bank which secures the Loan and such failure continues for thirty (30) days after notice thereof from Bank to the Borrower; or (3) the Borrower or any other party liable with respect to the Obligations, or any guarantor or accommodation endorser or third party pledgor, shall make any assignment for the benefit of creditors, or there shall be commenced any bankruptcy, receivership, insolvency, reorganization, dissolution or liquidation proceedings by or against, or the entry of any judgment

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in excess of $500,000 which judgment shall remain unsatisfied or undischarged and in effect for forty-five (45) days without a stay of enforcement or execution thereof or posting of a bond pending appeal, or the levy, attachment, garnishment or the filing of any lien against the Borrower or any guarantors, or any other party liable with respect to the Obligations, or accommodation endorser or third party pledgor for any of the Obligations, or any of the collateral under a separate security or pledge agreement signed by any one of them; provided, however, if (i) a mechanic's lien shall have been filed against any property of any of the above parties, it shall not be considered a default hereunder unless such mechanic's lien shall not have been released prior to or in connection with the sale of such property or (ii) if dissolution proceedings shall be commenced by or against any of the above parties, it shall not be considered a default hereunder if a successor acceptable to Bank assumes the obligations of the Borrower or any guarantors, or any other party liable with respect to the Obligations, or accommodation endorser or third party pledgor for any of the Obligations; or (4) any written warranty, representation, certificate or statement of the Borrower to the Bank is untrue in any material respect; or
(5) the Borrower shall make any material amendment to its Charter or Articles of Incorporation; or (6) the Borrower creates, incurs, grants, pledges, permits or suffers to exist, any lien, charge, security interest, pledge or any encumbrance upon the shares of the Subsidiaries; or (7) a default or event of default occurs under any of the agreements, instruments or documents evidencing any indebtedness of the Borrower, and any applicable grace or cure periods shall have expired.

      G. REMEDIES. Whenever the Borrower shall be in default as aforesaid due to a violation of the covenants set forth in subsection E hereunder, the entire unpaid amount of all Obligations shall become immediately due and payable. Bank may then exercise, from time to time, any and all rights and remedies available to it under the Uniform Commercial Code of Illinois, or otherwise available to it, including those available under any written instrument (in addition to this Note) relating to any of the Obligations or any security therefor, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and reasonable attorneys' and paralegals' fees, and in such order of application as the Bank may, from time to time, elect, any balances, credits, deposits, accounts or moneys of the Borrower in possession, control or custody of, or in transit to the Bank.

      THE BORROWER, AND EACH ONE OF THEM, WAIVES THE BENEFIT OF ANY LAW THAT WOULD OTHERWISE RESTRICT OR LIMIT BANK IN THE EXERCISE OF ITS RIGHT AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT, WHICH IS HEREBY ACKNOWLEDGED, TO SETOFF WITHOUT NOTICE AT ANY TIME HEREAFTER ANY INDEBTEDNESS MATURED OR UNMATURED OWING FROM BANK TO THE BORROWER. THE BANK MAY, FROM TIME TO TIME, WITHOUT DEMAND OR NOTICE OF ANY KIND, AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT, APPROPRIATE AND APPLY TOWARD THE PAYMENT OF SUCH OF THE OBLIGATIONS, AND IN SUCH ORDER OF APPLICATION, AS THE BANK MAY, FROM TIME TO TIME, ELECT ANY AND ALL SUCH BALANCES, CREDITS, DEPOSITS, ACCOUNTS, MONEYS, CASH EQUIVALENTS AND OTHER ASSETS, OF OR IN THE NAME OF THE BORROWER, THEN OR THEREAFTER WITH THE BANK.

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      H. GENERAL. THE BANK AND THE BORROWER, AND EACH ONE OF THEM, KNOWINGLY,
VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT EITHER OR ANY MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDINGS BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER OBLIGATIONS, OR ANY AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT OR COURSE OF DEALING, IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

      The Borrower, and any other party liable with respect to the Obligations, any guarantors, and any and all endorsers and accommodation parties, and each one of them (except as otherwise set forth herein), waive any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank's rights hereunder, and, except as otherwise set forth herein, hereby consent to, and waive notice of release, with or without consideration, of the Borrower. No default shall be waived by the Bank except in writing. No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude other or further exercise thereof, or the exercise of any other right or remedy. No modification, discharge, termination or waiver of any of the provisions hereof shall be binding upon the Bank, except as expressly set forth in writing duly signed and delivered on behalf of the Bank. This Note: (i) is valid, binding and enforceable in accordance with its provisions, and no conditions exist to the legal effectiveness of this Note; (ii) is the final expression of the intentions of the parties thereto; and (iii) supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof. No prior or contemporaneous representations, warranties, understandings, offers or agreements of any kind or nature, whether oral or written have been made by Bank or relied upon by the Borrower in connection with the execution hereof. No modification, discharge, termination or waiver of any of the provisions hereof shall be binding upon the Bank, except as expressly set forth in writing duly signed and delivered on behalf of the Bank.

      The Borrower agrees to pay all reasonable costs, legal expenses, attorneys' fees and paralegals' fees of every kind, paid or incurred by Bank in enforcing its rights hereunder, including, but not limited to, litigation or proceedings initiated under the United States Bankruptcy Code, or in respect to any other of the Obligations, in defending against any defense, cause of action, counterclaim, setoff or crossclaim based on any act of commission or omission by the Bank with respect to this Note or any other of the Obligations, or both, promptly on demand by Bank or other person paying or incurring the same.

      The Bank may at any time transfer or assign this Note. The Borrower hereby consents to Bank's participation, at any time or times hereafter of this Note and any documents executed in connection herewith, or any portion hereof, including, without limitation, Bank's right, title, interests, remedies, powers and/or duties, without affecting the liability of the Borrower hereunder.

      TO INDUCE THE BANK TO MAKE THE LOAN EVIDENCED BY THIS NOTE, THE BORROWER IRREVOCABLY AGREES THAT, ALL ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS NOTE OR ANY OTHER AGREEMENT WITH THE BANK, SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING SITUS IN THE CITY OF CHICAGO, ILLINOIS, AND THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT LOCATED AND HAVING ITS SITUS IN SAID CITY, AND WAIVES ANY OBJECTION BASED ON FORUM NONCONVENIENS. FURTHERMORE, THE BORROWER WAIVES ALL NOTICES AND DEMANDS IN CONNECTION WITH THE ENFORCEMENT OF THE BANK'S RIGHTS HEREUNDER, AND HEREBY CONSENTS TO, AND WAIVES NOTICE OF THE RELEASE WITH OR WITHOUT CONSIDERATION OF THE BORROWER.

      The loan evidenced hereby has been made and this Note has been delivered at the Bank's office in Chicago, Illinois. This Note shall be governed and construed in accordance with the laws of the State of Illinois, in which state it shall be performed, and shall be binding upon the Borrower, and its successors and assigns. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Note. If more than one party shall execute this Note, the term "Borrower" as used herein shall mean all parties signing this Note, and each one of them, and all such parties, their respective successors and assigns, shall be, jointly and severally, obligated hereunder.

      Any notice or other communication to any party pursuant to this Note shall be in writing, and, if by facsimile, shall be deemed to have been given when sent and if mailed shall be deemed to have been given three business days after the date when sent by registered or certified mail, postage prepaid, and addressed to the Bank or the Borrower at its address shown below, or at such other address, as it may, by written notice have designated as its address for such purpose.

           If to the Borrower:

                               Firstbank Corporation
                               311 Woodworth Avenue
                               Alma Michigan, 48801
                               Attn: Samuel G. Stone


           With a copy to:     Varnum Riddering Schmidt Howlett LLP
                               Attn:  Don Johnson
                               Bridgewater Place
                               PO Box 352
                               Grand Rapids, Michigan 49501

           If to the Bank:     LaSalle Bank National Association
                               135 South LaSalle Street
                               Chicago, Illinois 60603
                               Facsimile No. (312) 904-6352
                               Attn:  Financial Institutions Division

           With a copy to:     Schwartz, Cooper, Greenberger & Krauss Chartered
                               180 North LaSalle Street, Suite 2700
                               Chicago, Illinois 60601
                               Facsimile No. (312) 782-8416
                               Attn: Martin W. Salzman, Esq.

      The Borrower acknowledges and agrees that the lending relationship hereby created with the Bank is and has been conducted on an open and arm's length basis in which no fiduciary relationship exists and that the Borrower has not relied and is not relying on any such fiduciary relationship in consummating the loan(s) evidenced by this Note.

      As used herein, all provisions shall include the masculine, feminine, neuter, singular and plural thereof, wherever the context and facts require such construction and in particular the word "Borrower" shall be so construed.

      Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the "Act"), and Bank's policies and practices, Bank is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Bank to identify Borrower in accordance with the Act. In addition, Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls Borrower or any subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act ("BSA") laws and regulations, as amended.

      This Note replaces that certain Promissory Note dated June 28, 2004, executed by the Borrower in favor of the Bank, and is not intended as a payment or novation thereof.

      [Remainder of page intentionally left blank; signature page follows]

      IN WITNESS WHEREOF, the Borrower has executed this Note on the date above set forth.

                                    FIRSTBANK CORPORATION


                                    By: /s/Thomas R. Sullivan
                                       -------------------------
                                    Name:   Thomas R. Sullivan
                                    Title:  Chief Executive Officer

                                    Address: 311 Woodworth Avenue
                                    Alma, Michigan 48801

STATE OF ___________  )
                      )
COUNTY OF __________  )SS.

      I, ________________________________________, a Notary Public in and for
the State and County aforesaid, do hereby certify that before me this day personally appeared_____________________, known to me to be the ________________
of Firstbank Corporation that executed the above and foregoing Promissory Note.

      GIVEN under my hand and notarial seal this ____ day of June, 2004.


                                            ---------------------------------
                                                       Notary Public